  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated October 14, 2020 on the consolidated financial statements of Lexaria Bioscience Corp., which comprise the consolidated statements of financial position as at August 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended August 31, 2020 and 2019, and notes, comprising of significant accounting policies and other explanatory information, which appeared in the Annual Report on Form 10-K of Lexaria Bioscience Corp. for the year ended August 31, 2020.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

July 30, 2021